Exhibit 3.31

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION

OF

C.H. AMAR INALSINGH, M.D., P.A.

A.            The name of the corporation is C.H. Amar Inalsingh, M.D., P.A.

B.            Amendments to the Articles of Incorporation amending the Articles of Incorporation in their entirety, were adopted on June 28, 2004, by the Shareholders of this Corporation pursuant to Section 621.13, 607.1001 and 607.1003, Florida Statutes (2003), to change the name of the Corporation, to change the capital stock of the Corporation and to change the business purpose of the Corporation to that of a general business corporation.  The Articles of Incorporation are amended to read as follows:

“ARTICLES OF INCORPORATION
OF
MANATEE RADIATION ONCOLOGY, INC.

ARTICLE I - NAME

The name of this Corporation is Manatee Radiation Oncology, Inc.

ARTICLE II -  PRINCIPAL OFFICE

The street address of the principal place of business and mailing address of this Corporation are 610 Newport Center Drive, Suite 350, Newport Beach, California 92660.

ARTICLE III -  NATURE OF BUSINESS

The Corporation is organized as a general business corporation whose purpose is to engage in any lawful business.

ARTICLE IV - CAPITAL STOCK

The number of shares of stock that this Corporation is authorized to have outstanding at any one time is one hundred thousand (100,000) shares of common stock with a par value of $1.00 per share.

ARTICLE V -  REGISTERED AGENT AND ADDRESS

The name and address of the registered agent are Smith Hulsey & Busey, 225 Water Street, Suite 1800, Jacksonville, Florida 32202.

ARTICLE VI -  INDEMNIFICATION

Directors and officers of this Corporation shall, and employees and agents may, be indemnified to the fullest extent permitted by Florida law.

ARTICLE VII -  BYLAWS

The Board of Directors shall adopt Bylaws for this Corporation and from time to time may modify, alter, amend or rescind the same by majority vote of the members of the Board of Directors present at any regular or special meeting or by written consent of all of the members of the Board of Directors.

ARTICLE VIII -  AMENDMENTS

This Corporation may amend, alter or repeal any provision of these Articles of Incorporation in the manner now or hereinafter provided by Florida law.”

There are no other amendments to the Articles of Incorporation, except as stated above.

C.            The Shareholders of this Corporation were entitled to vote on this amendment, and the number of votes cast for the amendment was sufficient for approval by the Shareholders.

IN WITNESS WHEREOF, C.H. Amar Inalsingh, M. D., P.A. as caused these Articles of Amendment to the Articles of Incorporation to be signed in its name by its President this 28th day of June, 2004.

C.H. AMAR INALSINGH, M.D., P.A.

By:	/s/ C.H. Amar Inalsingh
C. H. Amar Inalsingh, M.D., President